WEBSTER FINANCIAL CORPORATION

                               AMENDMENT NUMBER 2
                           TO 1992 STOCK OPTION PLAN

     The Webster Financial Corporation 1992 Stock Option Plan, as amended (the "Plan") is hereby amended as set forth below, effective March 18, 1996 ( the "Adoption Date"), subject to approval of this Amendment Number 2 by the shareholders of Webster Financial Corporation (the "Corporation"), as provided below:

     1. The second sentence of Section 3 of the Plan is further amended to increase the number of shares covered by the Plan by 375,000 shares by substituting the figure "780,500" for the figure "405,500."

     2. Section 4(b) is amended to read in its entirety as follows:

        "(b) Non-Employee Directors. Each Non-Employee Director who is elected by the shareholders of the Corporation to serve on the Board for a term beginning after March 18, 1996 shall be granted an Option on the date of such election to purchase 2,000 shares of the Stock at the price on the date of such election and upon the other terms and conditions specified in the Plan, except that if a Non-Employee Director is elected to serve on the Board for a term of less than three years, the Option shall cover a number of shares of Stock equal to 2,000, multiplied by a fraction, the numerator is the number of whole months of the term to which such Non-Employee Director was elected and the denominator of which is 36, rounded to the nearest whole share, The foregoing numbers of shares of Stock shall be subject to adjustment pursuant to Section 17 hereof. Except as provided in this Section 4(b), no Non-Employee Director shall be eligible to be granted Options under this Plan."

     3. The Plan shall otherwise be unchanged by this Amendment Number 2.

     4. This Amendment Number 2 is adopted subject to approval within one year of the Adoption Date by a majority of the votes present, in person or by proxy, and entitled to vote at a duly held meeting of the shareholders of the Corporation at which a quorum representing a majority of all outstanding voting stock is present, in person or by proxy; provided, however, that upon approval of Amendment Number 2 by the shareholders of the Corporation as set forth above, any options granted under the Plan on or after the Adoption Date pursuant to Amendment Number 2 shall be fully effective as if the shareholders of the Corporation had approved Amendment

Number 2 on the Adoption Date. If the shareholders fail to approve Amendment Number 2 within one year of the Adoption Date, any options granted covering shares of stock in excess of the number permitted under the Plan (as in effect before the Adoption Date) shall be null and void and of no effect.

                           *           *            *

     Amendment Number 2 to the Plan was duly adopted and approved by the Board of Directors of the Corporation by resolution at a meeting held on March 18, 1996, subject to approval of Amendment Number 2 shareholders of the Corporation.

                                                      /s/ Lee A. Gagnon
                                                       -------------------------
                                                        Lee A. Gagnon, Secretary